SENIOR ADVISOR AGREEMENT

                THIS SENIOR ADVISOR AGREEMENT dated October 1, 2001 is by and between Tyson Foods, Inc., a corporation organized under the laws of Delaware (" Tyson" ) and Robert L. Peterson (" Executive" ).

WITNESSETH:

                WHEREAS, Executive is currently serving and has for many years served as the Chairman and Chief Executive Officer of IBP, inc., a corporation organized under the laws of Delaware (" IBP" ); and

                WHEREAS, Tyson, Lasso Acquisition Corporation, a wholly owned subsidiary of Tyson (" Lasso" ) and IBP have entered into an Agreement and Plan of Merger dated as of January 1, 2001, as modified by the Stipulation and Order dated June 27, 2001, pursuant to which IBP will merge with and into Lasso, with Lasso being the surviving corporation (the " Merger" ); and

                WHEREAS, Tyson wishes to retain Executive's continued services to Lasso as the successor to IBP following the Merger and to retain Executive's services to Tyson and access to Executive's experience and knowledge following the Merger; and

                WHEREAS, Executive wishes to continue providing services to Lasso as the successor to IBP following the Merger and to furnish advisory services to Tyson following the Merger upon the terms, provisions and conditions herein provided;

                NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter contained, the parties hereby agree as follows:

1.      Term. The term of this Agreement (the " Term" ) shall begin on the effective date of the Merger (the " Effective Date" ) and terminate ten (10) years thereafter.

2.      Services During the Term. During the Term, Executive will, upon reasonable request, provide advisory services to Lasso and Tyson (" Employer" ) as follows:

(a)       Subject to Section 5 below, Executive's services hereunder shall be provided as an employee of Employer as the Senior Advisor of Employer (this position shall entitle Executive to the continuation of benefits described in Section 4 of this Agreement, notwithstanding any limitation contained in any plans or policies referenced therein or otherwise);

(b)       Executive may be required to devote up to twenty (20) hours per month to Employer;

(c)       Executive may perform advisory services hereunder at any location but may be required to be at the offices of Employer upon reasonable notice; and

(d)       Executive shall not be obligated to render services under this Agreement during any period when he is disabled due to illness or injury, however, Executive will continue to receive the benefits under Sections 3 and 4 of this Agreement during such periods.

3.      Compensation for Services During the Term. During the Term, Tyson shall pay Executive base compensation in the amount of $400,000 per year, such sum to be payable monthly or as Tyson and Executive may from time to time otherwise agree. Executive shall also be reimbursed for reasonable out of pocket expenses related to services provided by Executive under Section 2 hereof. Executive shall be entitled to receive bonus payments for services rendered by Executive to Employer during the Term in such amounts and at such times as Tyson may in its discretion determine. In addition, during the Term Tyson shall continue to provide Executive with the following perquisites:

(a)       Reimbursement for annual country club dues incurred by Executive during the Term consistent with the past practices of Executive at IBP;

(b)       Use of, and the payment of all reasonable expenses (including, without limitation, insurance, repairs, maintenance, fuel and oil) for, an automobile (and gross-up Executive for any and all income tax liability incurred by Executive). The monthly lease payment or allowance for such automobile shall be determined by and in the sole discretion of the Tyson Board of Directors, however, such perquisite should be consistent with the past practices of IBP;

(c)       Personal use of Employer-owned aircraft for three (3) years after the Effective Date; provided, however, that Executive's personal use of Employer-owned aircraft shall be consistent with past practices and not interfere with Employer's use of Employer-owned aircraft. Tyson will reimburse and gross-up Executive for any and all income tax liability incurred by Executive in connection with his personal use of Employer-owned aircraft;

(d)      Use of an office at Employer's headquarters in Dakota Dunes, South Dakota (similar to that maintained by Executive in his current position), and Employer shall provide secretarial services for Executive, similar to that currently available to Executive; and

(e)      Reimbursement from Tyson during the Term for costs incurred by Executive for tax and estate planning advice from an entity approved by Tyson.

In the event of Executive's death, the compensation payments and perquisites described above shall continue to be paid to Executive's spouse for the duration of the Term. In the event of the death of both Executive and his spouse, all such compensation payments and perquisites shall cease.

4.      Previously Earned Compensation. For compensation earned by Executive for services rendered by Executive to IBP prior to the Effective Date, Tyson shall pay to the Executive compensation to include, but not limited to, the following:

(a) Stock Options. During the Term and prior to Executive's retirement as an employee pursuant to Section 5 below, all options to purchase IBP common stock (as converted to options to purchase Tyson common stock using the Exchange Ratio as that term is defined in the Merger Agreement between Tyson, Lasso and IBP) held by Executive on the Effective Date shall be fully exercisable by Executive in accordance with their terms until the original expiration date of such options. Upon Executive's retirement as an employee, all such options held by Executive at the time of his retirement shall be fully exercisable until the earlier of the original expiration date of the options or twelve (12) months after the date of Executive's retirement. In the event of Executive's death, Executive's estate shall be entitled to exercise such options until the earlier of the original expiration date of the options or twelve (12) months after the date of Executive's death.

(b) Executive Life Insurance Program (" ELIP" ). Tyson shall timely pay the five remaining annual premium payments, each in the amount of $253,205, and shall pay Executive the corresponding tax gross-up payments, due under the ELIP.

(c) Restricted Stock. During the Term and prior to Executive's retirement as an employee pursuant to Section 5 below, Executive's 1997 restricted stock grant under the IBP 1996 Officer Long-Term Stock Plan in the amount of 100,000 shares of IBP stock (as such shares are converted to Tyson common stock using the Exchange Ratio as that term is defined in the Merger Agreement between Tyson and IBP) shall continue. Upon the earlier of (i) the end of the 5 year Mandatory Deferral Period, or (ii) Executive's retirement as an employee of Employer, such stock (as adjusted for reinvested dividends) shall no longer be subject to such restrictions and shall be delivered by Tyson to Executive in accordance with the provisions of such plan and Executive's elections thereunder.

(d) Retirement Income Plan (" RIP" ). During the Term and prior to Executive's retirement as an employee pursuant to Section 5 below, Executive's account under the RIP shall continue to be adjusted for investment earnings as provided therein, as well as for additional contributions made by Executive while Executive is an employee of Employer. Upon Executive's retirement as an employee, Executive's RIP account shall be paid by Tyson to Executive in accordance with the provisions of the RIP and Executive's elections thereunder.

5.      Retirement. Executive may, at any time and in Executive's sole discretion, elect to retire as an employee of Employer. In the event of Executive's retirement as an employee of Employer prior to the end of the Term, Executive shall, for the remainder of the Term, continue to provide the advisory services to Employer described in Section 2 above, but as a consultant and independent contractor rather than as an employee of Employer, and shall continue to be paid by Tyson the compensation and benefits described in Section 3 above. Upon Executive's retirement, the compensation and benefits in Section 4 shall be paid as described in such section, and Employer shall continue to make appropriate deductions for applicable state and federal income withholding and employment taxes.

6.      Confidentiality. While this Agreement is in effect and thereafter, Executive shall not divulge to anyone any confidential or proprietary information regarding Employer's records,

plans or any other aspects of Employer's business which Employer considers confidential or proprietary, except in the regular course of Employer's business, and except to the extent that such information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of Executive or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to Employer to enable Employer to seek an appropriate protective order. This Agreement, and the compensation payments to Executive described in Section 3 above, but not the payments to Executive of previously earned compensation described in Section 4 above, shall terminate in the event Executive breaches the provisions of this Section 6; provided, that an insubstantial or inadvertant disclosure of information by Executive which does not cause material harm to Employer shall not be deemed a breach of this provision.

7.      Noncompetition. This Agreement, and the compensation payments to Executive described in Section 3 above, but not the payments to Executive of previously earned compensation described in Section 4 above, shall terminate in the event Executive accepts employment from anyone reasonably deemed by Tyson to be a competitor.

8.      Nonassignment. The right of Executive or any other beneficiary under this Agreement to receive compensation payments under Section 3 above may not be assigned, pledged or encumbered, except by will or by the laws of descent and distribution, without the permission of Tyson which it may withhold in its sole and absolute discretion. The right of Executive or any other beneficiary under this Agreement to receive compensation payments under Section 4 above may be assigned, pledged or encumbered only with the permission of Tyson or as otherwise provided under the applicable IBP plan or program under which such compensation was earned by Executive.

9.      Indemnification. Tyson agrees that in the event Executive is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, or any investigation or proceeding by reason of (or arising in part out of) the fact Executive is, was or has agreed to serve as a director, officer, employee, agent or consultant of IBP, Tyson or Lasso, Tyson will indemnify Executive to the fullest extent authorized by law, against any and all claims, costs, losses, expenses, including attorneys fees and costs, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such losses and expenses) of such claim, whether or not such claim proceeds to judgment or is settled or otherwise is brought to a final disposition. In addition, Tyson shall advance reasonable attorneys fees and expenses to the full extent permitted under Delaware law, subject to recoupment in accordance with Delaware law. The indemnification rights herein contained shall be cumulative of, and in addition to, any an all other rights and remedies to which Executive shall be entitled, whether pursuant to this or any other agreement, articles of incorporation, by-laws, at law or in equity.

10.      Complete Agreement This Agreement represents the complete agreement between Tyson and Executive concerning the subject matter hereof and supersedes all prior employment or benefit agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Executive and Tyson.

11.      Governing Law. It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement shall be determined in accordance with the laws of the State of Delaware.

12.      Indemnification. In the event that Executive initiates legal action against Tyson for breach of this Agreement and Executive prevails, then Tyson shall reimburse Executive for all costs, expenses and reasonable legal fees incurred in conjunction with such legal action.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

TYSON FOODS, INC.

By: /s/ John Tyson
Title: Chairman and Chief Executive Officer

/s/ Robert L. Peterson
Robert L. Peterson